UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 26, 2023

TROIKA MEDIA GROUP, INC.
(Exact name of registrant as speciﬁed in its charter)

Nevada	001-40329	83-0401552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identiﬁcation No.)

25 W 39th Street New York, NY	10018
(Address of principal executive oﬃces)	(Zip Code)
Registrant’s telephone number, including area code (212) 213-0111
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares $0.001 par value	TRKA	The NASDAQ Capital Market
Redeemable Warrants to acquire Common Shares	TRKAW	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Sid Toama Employment Agreement

On May 26, 2023, Troika Media Group, Inc. (the “Company”) and Sadiq (Sid) Toama, the Company’s Chief Executive Officer, entered into a new employment agreement and a new restrictive covenant agreement (together, the “New Agreements”). The New Agreements supersede Mr. Toama’s prior Executive Employment Agreement with the Company effective March 21, 2022, as the same was amended on February 13, 2023.

Pursuant to the New Agreements, Mr. Toama will initially be entitled to an annual base salary of $750,000 (which will be subject to review on an annual basis) and will be eligible to receive an annual bonus based on the achievement of annual Company objectives and individual performance objectives, with a target annual bonus equal to 200% of his base salary. In addition, pursuant to the New Agreements, Mr. Toama will be entitled to a one-time cash retention bonus in an amount equal to $2,000,000 (the “Retention Bonus”), which will be paid on the first regularly scheduled payroll date of the Company following May 26, 2023. The Retention Bonus is subject to clawback if Mr. Toama’s employment with the Company terminates prior to a “Triggering Event” for any reason other than (i) a termination by the Company without Cause (as defined in the New Agreements), (ii) a resignation by Mr. Toama for Good Reason (as defined in the New Agreements), or (iii) due to Mr. Toama’s death or Disability (as defined in the New Agreements). A “Triggering Event” is defined in the New Agreements as the earliest to occur of (x) the consummation of a Change of Control (as defined in the New Agreements), (y) the consummation of a refinancing, refunding or restructuring of the Company’s existing debt, and (z) February 10, 2024. The Retention Bonus is in lieu of Mr. Toama’s annual bonus for the portion of the 2023 calendar year prior to the Triggering Event.

In the event that Mr. Toama’s employment is terminated by the Company without Cause (other than by reason of his death or Disability), or he resigns for Good Reason, subject to his execution and non-revocation of a release in favor of the Company, Mr. Toama will be entitled to: (i) continued payment of his then-current base salary until the later of (x) the date that is 12 months following such termination, and (y) January 1, 2027, (ii) a pro-rated annual bonus for the calendar year of termination, (iii) reimbursement of COBRA premiums for up to 18 months following such termination, (iv) immediate vesting of all then-outstanding and unvested options, restricted shares, restricted stock units, and any other equity awards, and (v) reasonable outplacement services for up to 90 days. In the event that Mr. Toama’s employment terminates on account of his death or Disability, subject to his execution and non-revocation of a release in favor of the Company, Mr. Toama will be entitled to: (i) a pro-rated annual bonus for the calendar year of termination, (ii) 24-months of additional vesting of any then-outstanding and unvested options, restricted shares, restricted stock units, or other equity awards, and (iii) continued participation in the Company’s group health insurance plans at active employee rates for up to 18 months following such termination.

In the event that a Change of Control occurs during Mr. Toama’s employment, all of his then-outstanding and unvested options, restricted shares, restricted stock units, and any other equity awards will immediately vest. In the event that his employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, within 12 months following a Change of Control, in addition to his severance entitlements described above, he will be entitled to an amount equal to his target annual bonus for the year of his termination and any other cash-based performance awards outstanding on the date of his termination.

Pursuant to the New Agreements, Mr. Toama has agreed to customary confidentiality and inventions assignment covenants and to be subject to noncompete, nonsolicit and non-interference covenants that apply during his employment and for a period of 18 months thereafter (unless the Company fails to pay any severance benefits when due following a termination by the Company without Cause or a resignation by Mr. Toama for Good Reason). Further, Mr. Toama has agreed not to make disparaging or defamatory comments about the Company and its subsidiaries and the Company has agreed to instruct its officers and directors not to make disparaging or defamatory comments about Mr. Toama.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by the New Agreements attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 *	Employment Agreement by and between Troika Media Group, Inc. and Sadiq Toama, dated as of May 26, 2023, including the Restrictive Covenant Agreement attached thereto as Exhibit A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of the exhibit have been omitted with which the redacted exhibit is incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Troika Media Group, Inc.
(Registrant)

Date: June 2, 2023	By:	/s/ Erica Naidrich
(Signature)
Erica Naidrich Chief Financial Officer